Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements No. 333-279456 and 333-206110 on Form S-3 and Registration Statements No. 333-287797, 333-273112, and 333-211736 on Form S-8 of Shore Bancshares, Inc. of our report dated March 2, 2026 relating to the consolidated financial statements of Shore Bancshares, Inc. and the effectiveness of internal control over financial reporting, which report appears in this Annual Report on Form 10-K of Shore Bancshares, Inc. for the year ended December 31, 2025.
/s/ Crowe LLP
Livingston, New Jersey
March 2, 2026